Exhibit 2.1

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                            STOCK PURCHASE AGREEMENT



                                      among


                               ARTHUR J. SALERNO,

                               KATHLEEN P. SALERNO

                                       and

                             GLOBAL HEALTH SUB, INC.




                         Dated as of December 11, 1998




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                                TABLE OF CONTENTS

Section                                                                 Page

ARTICLE I         CONSTRUCTION............................................1

                  SECTION 1.01.  Certain Defined Terms....................1
                  SECTION 1.02.  Interpretation...........................7
                  SECTION 1.03.  Captions.................................7

ARTICLE II        PURCHASE AND SALE.......................................7

                  SECTION 2.01.     Purchase and Sale of the Shares.......7
                  SECTION 2.02.     Purchase Price........................7
                  SECTION 2.03.     Closing...............................7
                  SECTION 2.04.     Closing Deliveries by Sellers.........7
                  SECTION 2.05.     Closing Deliveries by Purchaser.......8

ARTICLE III       REPRESENTATIONS AND WARRANTIES
                  OF SELLERS..............................................8

                  SECTION 3.01.     Authority of Sellers..................8
                  SECTION 3.02.     Organization, Authority and
                                    Qualification of the Corporation......8
                  SECTION 3.03.     Capital Stock of the Corporation;
                                    Ownership of the Shares...............9
                  SECTION 3.04.     Corporate Books and Records...........9
                  SECTION 3.05.     No Conflict...........................10
                  SECTION 3.06.     Governmental Consents and Approvals...10
                  SECTION 3.07.     Financial Statements..................10
                  SECTION 3.08.     No Undisclosed Liabilities............10
                  SECTION 3.09.     Receivables...........................10
                  SECTION 3.10.     No Material Adverse Change............11
                  SECTION 3.11.     Litigation............................11
                  SECTION 3.12.     Compliance with Laws; Licenses........11
                  SECTION 3.13.     Environmental and Other Permits and
                                    Licenses; Related Matter..............12
                  SECTION 3.14.     Material Contracts....................13
                  SECTION 3.15.     Intellectual Property.................14
                  SECTION 3.16.     Assets................................14
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                                                                         Page


                  SECTION 3.17.     Employee Benefit Matters..............15
                  SECTION 3.18.     Labor Matters.........................16
                  SECTION 3.19.     Taxes.................................17
                  SECTION 3.20.     Insurance.............................17
                  SECTION 3.21.     Employees.............................18
                  SECTION 3.22.     Full Disclosure.......................18
                  SECTION 3.23.     Inventory.............................19
                  SECTION 3.24.     Brokers, Finders, etc.................19
                  SECTION 3.25.     Year 2000 Compliance..................19


ARTICLE IV        REPRESENTATIONS AND WARRANTIES
                  OF PURCHASER............................................19

                  SECTION 4.01.     Organization and Authority of
                                    Purchaser.............................19
                  SECTION 4.02.     No Conflict...........................20
                  SECTION 4.03.     Governmental Consents and Approvals...20

ARTICLE V         COVENANTS...............................................20

                  SECTION 5.01.     Conduct of Business Prior to the
                                    Closing...............................20
                  SECTION 5.02.     Access to Information.................22
                  SECTION 5.03.     Confidentiality.......................23
                  SECTION 5.04.     Regulatory and Other Authorizations;
                                    Notices and Consents..................23
                  SECTION 5.05.     Notice of Developments................23
                  SECTION 5.06.     No Solicitation or Negotiation........24
                  SECTION 5.07.     Certain Actions.......................24
                  SECTION 5.08.     Best Efforts..........................24
                  SECTION 5.09.     Section 338(h)(10) Election...........24
                  SECTION 5.10.     S Election............................25
                  SECTION 5.11.     Further Action........................25
                  SECTION 5.12.     Continuing Capital Expenditures.......25

ARTICLE VI        CONDITIONS TO CLOSING...................................25

                  SECTION 6.01.     Conditions to Obligations of Sellers..25
                  SECTION 6.02.     Conditions to Obligations of
                                    Purchaser.............................26

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ARTICLE VII       INDEMNIFICATION.........................................28

                  SECTION 7.01.  Indemnification by Sellers...............28
                  SECTION 7.02.  Indemnification by Purchaser.............28
                  SECTION 7.03.  Notice of Claims ........................29
                  SECTION 7.04.  Offset ..................................29

ARTICLE VIII      TERMINATION AND WAIVER..................................30

                  SECTION 8.01.     Termination...........................30
                  SECTION 8.02.     Effect of Termination.................31
                  SECTION 8.03.     Waiver................................31

ARTICLE IX        GENERAL PROVISIONS......................................31

                  SECTION 9.01.     Survival of Representations and
                                    Warranties............................31
                  SECTION 9.02.     Expenses..............................31
                  SECTION 9.03.     Notices...............................32
                  SECTION 9.04.     Severability..........................33
                  SECTION 9.05.     Entire Agreement......................33
                  SECTION 9.06.     Assignment............................33
                  SECTION 9.07.     No Third Party Beneficiaries..........33
                  SECTION 9.08.     Amendment ............................33
                  SECTION 9.09.     Governing Law.........................33
                  SECTION 9.10.     Counterparts..........................33
                  SECTION 9.11.     Specific Performance..................33




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            STOCK PURCHASE AGREEMENT, dated as of December , 1998 (this
"Agreement"), between ARTHUR J. SALERNO, KATHLEEN P. SALERNO (together with Arthur J. Salerno, "Sellers") and GLOBAL HEALTH SUB, INC., a California corporation ("Purchaser").

                                     RECITAL

            Sellers own and desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all of the issued and outstanding shares of common stock, $100 par value per share, of American Ingredients Inc., a California corporation (the "Corporation").

            In consideration of the foregoing recital and the mutual agreements hereinafter set forth, Purchaser and Sellers hereby agree as follows:


                                    ARTICLE I

                                  CONSTRUCTION

            SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

            Action: any claim, action, suit, arbitration, inquiry, proceeding or, to Sellers' knowledge, any investigation by or before any Governmental Authority.

            Affiliate: with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

            Agreement or this Agreement: this Stock Purchase Agreement (including the Exhibits hereto and the Disclosure Schedule), as it may from time to time be amended pursuant to Section 9.08 and in force.

            AJS: The AJS Company, a sole proprietorship of Arthur J. Salerno.

            Assumed Rate: as specified in Section 5.09(d).

            Business: the business of (i) acting as a buyer and seller of raw materials in the nutraceutical industry, (ii) mixing inventory in the nutraceutical industry, including, but not limited to, granulate echinacea and other herbs, to customer density specifications, (iii) providing drum-to-hopper herbs, and (iv) selling micellized products for skin care.

            Business Day: any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York and Orange County, California.

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            CERCLA: the Comprehensive Environmental Response, Compensation and
Liability Act of 1980, as amended through the date hereof.

            Closing: as specified in Section 2.03.

            Closing Date: as specified in Section 2.03.

            Code: the Internal Revenue Code of 1986, as amended through the date hereof.

            Common Stock: all of the issued and outstanding shares of capital stock of the Corporation.

            Control (including the terms Controlled by and under common Control with): with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as general partner or manager or trustee or executor, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

            Corporate Tax: as specified in Section 5.09(c).

            Corporate Tax Estimate: as specified in Section 5.09(c).

            Corporation: as specified in the recital to this Agreement.

            Disclosure Schedule: the Disclosure Schedule attached hereto.

            Employee Benefit Plans: as specified in Section 3.17(a).

            Employee Bonuses: as specified in Section 5.14.

            Encumbrance: any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

            Environment: surface waters, groundwaters, soil, subsurface strata and ambient air.

            Environmental Laws: any Law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health,

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safety or Hazardous Substances, including, without limitation, CERCLA; the
Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 6901 et seq.; the Clean Water Act, 33 U.S.C. ss.ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq.; the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f et seq.; the Atomic Energy Act, 42 U.S.C. ss.ss. 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss.ss. 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. ss.ss. 301 et seq.

            ERISA: as specified in Section 3.17(a).

            ERISA Affiliate: an organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code which includes the Sellers.

            Financial Statements: as specified in Section 3.07.

            GAAP: generally accepted accounting principles and practices as in effect in the United States from time to time and applied consistently throughout the periods involved.

            Governmental Authority: any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

            Governmental Order: any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

            Group Plans: as specified in Section 3.17(g).

            Hazardous Substances: (i) petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas, (ii) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance exposure to which is regulated by any Governmental Authority.

            HSR Act: as specified in Section 3.06.

            Indebtedness: with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations of such Person for the

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deferred purchase price of property or services, (iii) all obligations of such
Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (viii) all Indebtedness of others referred to in clauses (i) through (vii) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss, and (E) all Indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

            Indemnified Purchaser Group: as specified in Section 7.01.

            Indemnified Seller Group: as specified in Section 7.02.

            Intellectual Property: as specified in Section 3.15(b).

            IRS: the Internal Revenue Service of the United States.

            Law: any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law, except that any reference to "Law" in any representation or warranty of Sellers shall include only such foreign statutes, laws, ordinances, regulations, rules, codes, orders or other requirements or rules of law as are known to Sellers.

            Liabilities: any and all Indebtedness and other debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or

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determinable, including, without limitation, those arising under any Law
(including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking,

            Line of Credit: that certain Accounts Receivable and Inventory Loan Agreement, dated as of December 19, 1997, between the Corporation and City National Bank.

            Loss: as specified in Section 7.01.

            Material Adverse Effect: any circumstances, change in, or effect on the Business or the Corporation that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business or the Corporation:
(i) is, or could be, materially adverse to the business, operations, assets or Liabilities, employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Corporation or (ii) could adversely affect the ability of Purchaser or the Corporation to operate or conduct the Business in the manner in which it is currently operated or conducted by the Corporation.

            Material Contracts: as specified in Section 3.14(a).

            Multiemployer Plan: as specified in Section 3.17(a).

            Multiple Employer Plan: as specified in Section 3.17(a).

            PBGC: as specified in Section 3.17(f).

            Person: any individual, partnership, limited partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

            Purchase Price: as specified in Section 2.02.

            Purchaser: as specified in the introductory paragraph of this Agreement.

            Purchaser Guaranty: the Guaranty by Purchaser substantially in the form of Exhibit A.

            Purchaser Loan: as specified in Section 5.15.

            Qualified Plan: as specified in Section 3.17(c).

            Receivables: any and all accounts receivable, notes and other amounts

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receivable by the Corporation from third parties, including, without limitation, customers, arising from the conduct of the Business or otherwise before the Closing Date, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.

            Relevant Period: as specified in Section 5.13(a).

            S Corporation: a corporation as defined in Section 1361(a)(1) of the Code.

            Seller Employment Agreement: as specified in Section 6.01(b).

            Seller Tax: as specified in Section 5.09(d).

            Seller Tax Distribution: as specified in Section 5.09(d).

            Seller Tax Estimate: as specified in Section 5.09(d).

            Sellers: as specified in the introductory paragraph of this Agreement.

            Sellers' 5.09(b) Tax: as specified in Section 5.09(d).

            Shares: all of the issued and outstanding shares of capital stock of the Corporation.

            Subsidiary: as to any Person, a corporation, limited liability company or other Person of which shares or other rights or securities having voting power to elect a majority of the board of directors or other governing body are at the time owned, directly or indirectly, through one or more intermediaries, by such Person.

            Tax or Taxes: any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

            Tax Returns: all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

            Tissue Research: a name under which the Corporation conducts certain business.


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            Year 2000 Compliant: only with respect to the Corporation's information technology, the information technology is designed to be used prior to, during and after the calendar year 2000 A.D., and the information technology used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000, and leap-year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other information technology, used in combination with the information technology being acquired, properly exchanges date/time data with it.

            SECTION 1.02. Interpretation. When the context in which words are used in this Agreement indicates such intent, singular words shall include the plural and vice versa and masculine words shall include the feminine and the neuter genders and vice versa. References herein to Articles, Sections, Exhibits, Schedules or other subdivisions are to the appropriate subdivisions of this Agreement, unless the context otherwise requires. The words "herein", "hereof", and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Exhibit, Schedule or other subdivision. As used herein, the term "including" shall be construed in each instance as though it were followed by the phrase "without limitation."

            SECTION 1.03. Captions. Captions contained herein have been inserted for convenience of reference only and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.


                                   ARTICLE II

                                PURCHASE AND SALE

            SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth herein, at the Closing, Sellers shall sell and Purchaser shall purchase the Shares.

            SECTION 2.02. Purchase Price. The purchase price for the Shares shall be the sum of $36,000,000, subject to adjustment pursuant to Section 5.09(d) (such sum, as so adjusted, the "Purchase Price"), payable as described in Section 2.05 and Section 5.15.

            SECTION 2.03. Closing. The purchase and sale of the Shares shall take place at a closing (the "Closing") to be held at the offices of Purchaser, 987 N. Enterprise Street, Orange, California, on a day fixed by Purchaser which shall not be later than December 31, 1998, or at such other place or at such other time or on such other date as Sellers and Purchaser may agree in writing (the day on which the Closing takes place being herein referred to as the "Closing Date").

            SECTION 2.04. Closing Deliveries by Sellers. At the Closing, Sellers shall

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deliver or cause to be delivered to Purchaser:

                                    (a) stock certificates evidencing the
                  Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in form satisfactory to Purchaser;

                                    (b) a receipt for the payments made by
                  Purchaser at the Closing; and

                                    (c) the opinions, certificates and other
                  documents required to be delivered by Sellers pursuant to
                  Section 6.02.

                  SECTION 2.05. Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Sellers:

                                    (a) payment of the sum of $30,000,000 in
                  respect of the Purchase Price by wire transfer of that sum, subject to adjustment as provided in Section 5.09(c) and
                  Section 5.16, in immediately available funds to an account designated by Sellers at least five Business Days prior to the Closing Date; and

                                    (b) the opinions, certificates and other
                  documents required to be delivered by Purchaser pursuant to
                  Section 6.01.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLERS

                  As an inducement to Purchaser to enter into this Agreement, the Sellers hereby jointly and severally represent and warrant to Purchaser as follows:

                  SECTION 3.01. Authority of Sellers. Each Seller has all requisite power and authority and legal capacity to enter into this Agreement, to carry out his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes the legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms.

                  SECTION 3.02. Organization, Authority and Qualification of the Corporation. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of California and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted by it. The Corporation is duly licensed

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or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable and all such jurisdictions are set forth in Section 3.02 of the Disclosure Schedule. All corporate actions taken by the Corporation have been duly authorized, and the Corporation has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Articles of Incorporation or By-laws. True and correct copies of the Articles of Incorporation and By-laws of the Corporation, each as in effect on the date hereof, have been delivered by Sellers to Purchaser.

                  SECTION 3.03. Capital Stock of the Corporation; Ownership of the Shares. (a) The authorized capital stock of the Corporation consists of 10,000 shares of Common Stock. As of the date hereof 1,000 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Such shares constitute the "Shares" to be purchased and sold hereunder. The issued and outstanding Shares were not issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Corporation or obligating either Seller or the Corporation to issue or sell any shares of capital stock of, or any other interest in, the Corporation. There are no outstanding contractual obligations of the Corporation to repurchase, redeem or otherwise acquire any shares of the capital stock of the Corporation or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Shares constitute all the issued and outstanding capital stock of the Corporation and are owned of record and beneficially by Sellers free and clear of any and all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Purchaser will own all the issued and outstanding capital stock of the Corporation, free and clear of any and all Encumbrances and the Shares will be fully paid and nonassessable. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

                  (b) The stock register of the Corporation accurately records:
(i) the name and address of each Person owning shares of capital stock of the Corporation and (ii) the certificate number of each certificate evidencing shares of capital stock issued by the Corporation, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation. Section 3.03(b) of the Disclosure Schedule lists the shareholders of the Corporation and the number of shares held by each shareholder in the Corporation.

                  SECTION 3.04. Corporate Books and Records. The minute books of the Corporation contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, Boards of Directors and all committees of the Boards of Directors of the Corporation. Complete and accurate copies of all such minute books and of the stock register of the Corporation have been provided by Sellers to Purchaser.


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Section 3.04 of the Disclosure Schedule lists all of the directors and executive officers of the Corporation.

                  SECTION 3.05. No Conflict. The execution, delivery and performance of this Agreement by each Seller does not and will not (i) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or By-laws (or similar organizational documents) of the Corporation, (ii) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to either of the Sellers, the Corporation or any of their respective assets, properties or businesses, including, without limitation, the Business, or (iii) except as set forth in Section 3.05(c) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or on any of the assets or properties of either of Sellers or the Corporation pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which either of Sellers or the Corporation is a party or by which any of the Shares or any of such assets or properties is bound or affected.

                  SECTION 3.06. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by each Seller does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except for the filing of a Notification and Report Form by Sellers under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

                  SECTION 3.07. Financial Statements. Sellers have delivered to Purchaser a copy of the unaudited balance sheets of the Corporation as at August 31, 1998, December 31, 1997 and December 31, 1996 and the related unaudited statements of income and of cash flows for the periods then ended (such unaudited statements, including the related notes and schedules thereto, are referred to herein collectively as the "Financial Statements"). Except as disclosed in Section 3.07 of the Disclosure Schedule, each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP and presents fairly the financial position, results of operations and cash flows of the Corporation as at the dates and for the periods indicated.

                  SECTION 3.08. No Undisclosed Liabilities. There are no Liabilities of the Corporation, other than Liabilities (i) disclosed in Section
3.08 of the Disclosure Schedule or (ii) incurred since August 31, 1998 in the ordinary course of business, consistent with the past practice of the Corporation and which do not and could not have a Material Adverse Effect.


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                  SECTION 3.09. Receivables. To the knowledge of Sellers,
Section 3.09 of the Disclosure Schedule sets forth an aged list of the Receivables of the Corporation as of November 30, 1998 showing separately those Receivables that as of such date had been outstanding (i) 29 days or less, (ii) 30 to 59 days, (iii) 60 to 89 days, and (iv) more than 90 days. All Receivables reflected in Section 3.09 of the Disclosure Schedule arose from, and the Receivables existing on the Closing Date will have arisen from, the sale of services to Persons not affiliated with either of Sellers or the Corporation and in the ordinary course of business consistent with past practice and, except as reserved against in Section 3.09 of the Disclosure Schedule, constitute or will constitute, as the case may be, only valid, undisputed claims of the Corporation not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. All Receivables are or will be good and are or will be collected (net of $200,000 reserved for uncollectible accounts), without resort to litigation or extraordinary collection activity, within 120 days of the Closing Date.

                  SECTION 3.10. No Material Adverse Change. Since August 31, 1998, there has not been any material adverse change in the financial condition, results of operation or business of the Corporation.

                  SECTION 3.11. Litigation. Except as set forth in Section 3.11 of the Disclosure Schedule (which, with respect to each Action disclosed therein, sets forth: the parties, the nature of the proceeding, the date and method commenced, the amount of damages or other relief sought and, if applicable, paid or granted), there are no Actions by or against the Corporation (or by or against either Seller or any Affiliate thereof and relating to the Business or the Corporation), or affecting any of the assets of the Corporation, pending before any Governmental Authority (or, to the best knowledge of Sellers after due inquiry, threatened to be brought by or before any Governmental Authority). None of the matters disclosed in Section 3.11 of the Disclosure Schedule has a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Section 3.11 of the Disclosure Schedule, neither the Corporation or any of its assets nor either Seller is subject to any Governmental Order (and, to the best knowledge of Sellers after due inquiry, no such Governmental Order is threatened to be imposed by any Governmental Authority).

                  SECTION 3.12. Compliance with Laws; Licenses. (a) To the knowledge of Sellers, except as set forth in Section 3.12(a) of the Disclosure Schedule, the Corporation has conducted and continues to conduct the Business in accordance with all Laws and Governmental Orders applicable to the Corporation or any of its assets or business, and the Corporation is not in violation of any such Law or Governmental Order.

                  (b) Section 3.12(b) of the Disclosure Schedule sets forth a brief description of each Governmental Order applicable to the Corporation or any of its assets or business.

No such Governmental Order has or has had a Material Adverse Effect. Section 3.12(b) of the Disclosure Schedule lists all of the licenses and permits held by the Corporation. There are no other permits, licenses or other authorizations which are required under any Law for the lawful conduct of the Business and the activities customary or incidental thereto.

                  SECTION 3.13. Environmental and Other Permits and Licenses; Related Matters. Except as set forth in Section 3.13 of the Disclosure Schedule:

                  (a) there are no permits, licenses or other authorizations which are required under Environmental Laws for the lawful conduct of the Business and the activities customary or incidental thereto;

                  (b) the Corporation is in compliance with all Environmental Laws including, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder;

                  (c) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter existing or, to the best knowledge of Sellers, pending or threatened, against or relating to the Corporation and relating in any way to any Environmental Law or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder;

                  (d) the Corporation has not released, placed, stored, buried or dumped any Hazardous Substance or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to any of the properties owned or leased by the Corporation, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business (which inventories and wastes, if any, were and are, stored or disposed of in accordance with applicable Laws and in a manner such that there has been no release of any such substances into the Environment);

                  (e) the Corporation has not received notice of any claim that any employee of the Corporation, in the course of his or her employment with the Corporation, has been exposed to any Hazardous Substances generated, produced or used by his or her respective employer which could give rise to any material claim against the Corporation;

                  (f) none of the properties owned or leased by the Corporation contains any: (i) underground storage tanks; (ii) asbestos; (iii) equipment using PCBs; (iv) underground injection wells; or (v) septic tanks in which process wastewater or any Hazardous Substances have been disposed, in each case, which will give rise to material liability to the Corporation; and

                  (g) there are no agreements which may require the Corporation to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or obligations arising under Environmental Laws.

                  SECTION 3.14. Material Contracts. (a) Section 3.14(a) of the Disclosure Schedule lists each of the following contracts and agreements (including, without limitation, oral and informal arrangements) of the Corporation (all of such contracts and agreements herein collectively referred to as "Material Contracts"):

                                    (i) all management contracts and contracts
                  with independent contractors or consultants (or similar arrangements) to which the Corporation is a party;

                                    (ii) all contracts and agreements relating
                  to Indebtedness of the Corporation;

                                    (iii) all contracts and agreements with any
                  Governmental Authority to which the Corporation is a party;

                                    (iv) all contracts and agreements that limit
                  or purport to limit the ability of the Corporation to compete in any line of business or with any Person or in any geographic area or during any period of time;

                                    (v) all contracts and agreements between or
                  among the Corporation and each Seller or any Affiliate of either Seller;

                                    (vi) all contracts and agreements providing
                  for benefits under any Plan;

                                    (vii) all leases and subleases of real or
                  personal property to which the Corporation is a party;

                                    (viii) all contracts relating to the
                  management or operation of any real property and all contracts relating to real estate development, brokerage, leasing or consulting;

                                    (ix) all severance, collective bargaining
                  and related agreements to which the Corporation is a party;

                                    (x) all voting trusts, stockholder
                  agreements, proxies or other agreements with respect to the voting or transfer of any of the shares of capital stock of the Corporation;

                                    (xi) all agreements pursuant to which the
                  Corporation licenses any Intellectual Property either as a licensor or as a licensee;

                                    (xii) all agreements with customers to which
                  the Corporation sold services, raw materials, supplies, merchandise and other goods with an aggregate purchase price of $100,000 or more during the 12-month period ended August 31, 1998;

                                    (xiii) all agreements with suppliers from
                  which the Corporation ordered services, raw materials, supplies, merchandise and other goods for the Corporation with an aggregate purchase price of $100,000 or more during the 12-month period ended August 31, 1998; and

                                    (xiv) all other contracts and agreements
                  whether or not made in the ordinary course of business, which are material to the Corporation or the conduct of the Business or the absence of which would have a Material Adverse Effect.

                  (b) Except as disclosed in Section 3.14(b) of the Disclosure Schedule, each Material Contract is valid and binding on the respective parties thereto and is in full force and effect. Sellers have no knowledge that any party to the Material Contracts intends to terminate any Material Contract or take any action that would result in an adverse consequence to the Corporation under any Material Contract upon or following the consummation of the transactions contemplated hereby. The Corporation is not in breach of, or default under, any Material Contract.

                  (c) Except as disclosed in Section 3.14(c) of the Disclosure Schedule, none of Sellers or the Corporation (i) has received any notice of or suffered a cancellation or termination of any Material Contract, (ii) has sent or otherwise given notice of his/her or its intention to terminate or cancel any Material Contract, (iii) has received notice that any party to any Material Contract intends to terminate, amend or cancel such Material Contract, (iv) has amended any Material Contract, or (v) has knowledge that any Material Contracts will be cancelled within the next 24 months.

                  (d) Except as disclosed in Section 3.14(d) of the Disclosure Schedule, no other party to any Material Contract is in breach thereof or default thereunder.

                  (e) Except as disclosed in Section 3.14(e) of the Disclosure Schedule, there is no contract, agreement or other arrangement granting any Person any right to purchase any of the properties or assets of the Corporation.

                  SECTION 3.15. Intellectual Property. (a) The Corporation possesses all material Intellectual Property, know-how, formulae and other proprietary and trade rights necessary for the conduct of its business as now conducted, including all rights to the use of the trade name "Tissue Research" in connection with the Business.

                  (b) There have been no claims made, and the Corporation has not received any notice and does not otherwise have knowledge, that the use by the Corporation of any of the patents, trademarks, trade names, service marks, brand marks, brand names, trade secrets, software, industrial designs and copyrights used by the Corporation, or any registration thereof or pending application therefor, or license or other contract relating thereto (collectively, the "Intellectual Property") conflicts with, infringes upon, violates or interferes with or constitutes an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other Person.
Section 3.15 of the Disclosure Schedule sets forth a complete list and description of all Intellectual Property used by the Corporation in the conduct of the Business. All of such Intellectual Property is owned or licensed by the Corporation as described in Schedule 3.15 of the Disclosure Schedule.

                  SECTION 3.16. Assets. Except as disclosed in Section 3.16 of the Disclosure Schedule, the Corporation has good title, free and clear of all Encumbrances, to all of the assets, including, without limitation, any and all property, whether real or personal, used in the conduct of the Business or located at any of the offices of the Corporation; since August 31, 1998, the Corporation has not disposed of or entered into any agreement to dispose of any assets other than in the ordinary course of business or assets the actual or proposed disposition of which is disclosed in Section 3.16 of the Disclosure Schedule. To Seller's knowledge, the book value of the assets of the Corporation (other than Section 197 intangibles and inventory sold within 30 days after the Closing) approximates the fair value of such assets.

                  SECTION 3.17. Employee Benefit Matters. (a) Section 3.17(a) of the Disclosure Schedule sets forth a complete and correct list of all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension plans or employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies) maintained by the Corporation or to which the Corporation contributes or is obligated to contribute with respect to employees of the Corporation ("Employee Benefit Plans"), and identifies which Employee Benefit Plans are (i) subject to Section 4063 and 4064 of ERISA ("Multiple Employer Plans"), (ii) multiemployer plans (as defined in Section 4001(a) of ERISA) ("Multiemployer Plans"), or (iii) welfare plans providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code and at the former employee's own expense).

                  (b) For each of the Employee Benefit Plans, the Corporation has delivered or made available to Purchaser true and complete copies of (i) the plan document, (ii) any related trust agreements, insurance contracts and other funding agreements, (iii) the summary plan descriptions, (iv) the most recent IRS determination letter, if any, (v) the most recently filed annual report (Form 5500 Series) and accompanying schedules filed with the Department of Labor or IRS, (vi) the most recent financial statements, if any, and (vii) the most recent actuarial reports, if any.

                  (c) Each such Employee Benefit Plan which is intended to be a "qualified plan" under section 401(a) of the Code ("Qualified Plan"), has received a favorable determination letter from the IRS. With respect to any Employee Benefit Plan which has received such a determination letter, nothing has occurred since the date of such determination letter that would adversely affect the qualification of the Employee Benefit Plan under section 401(a) of the Code or the imposition of any liability, penalty or tax under ERISA or the Code which liability, penalty or tax could have a Material Adverse Effect.

                  (d) All amendments and actions required to bring each of the Employee Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date and are disclosed on
Section 3.17(d) of the Disclosure Schedule.

                  (e) The Corporation has performed and complied with all of its obligations under or with respect to the Employee Benefit Plans, and the Employee Benefit Plans have operated in accordance with their respective terms. All Employee Benefit Plans have operated in accordance with the applicable requirements of ERISA and the Code and other applicable laws, rules and regulations, and all reports required by any Governmental Authority with respect to an Employee Benefit Plan have been timely filed.

                  (f) With respect to each Employee Benefit Plan that is covered by Title IV of ERISA, the present value of benefit liabilities (within the meaning of section 4001(a)(16) of ERISA) valued on a termination basis as of the Closing Date using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation ("PBGC") does not exceed the value of the assets of such Employee Benefit Plan.

                  (g) No reportable event (as defined in section 4043(e) of ERISA), prohibited transaction (as defined in section 406 of ERISA or section 4975 of the Code), accumulated funding deficiency (as defined in section 302 of ERISA) or plan termination (as defined in Title IV of ERISA or section 411(d) of the Code) has occurred with respect to any of the Employee Benefit Plans or with respect to any employee benefit plan (as defined in section 3(3) of ERISA) of an ERISA Affiliate (the Employee Benefit Plans and the employee benefit plans of ERISA Affiliates are collectively referred to as the "Group Plans").

                  (h) Except as set forth in Section 3.17(h) of the Disclosure Schedule, none of the Group Plans is a multiemployer plan (as defined in section 3(37) of ERISA) and the Corporation does not have any actual or potential liability with respect to any multiemployer plan or a past or present withdrawal therefrom.

                  (i) Each Employee Benefit Plan which constitutes a welfare benefit plan within the meaning of section 3(1) of ERISA has complied and continues to comply with the health care continuation coverage requirements of section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. Other than the coverage referred to in the immediately preceding sentence, there are no benefits to be provided to current retirees under any of the Employee Benefit Plans which constitutes a welfare benefit plan.

                  (j) No action, suit or proceeding, hearing, or investigation with respect to the administration or investment of the assets of any Group Plan is pending or threatened. None of Sellers or the directors or officers of the Corporation has any knowledge of any basis for any such action, suit, proceeding, hearing or investigation.

                  SECTION 3.18. Labor Matters. Except as set forth in Section
3.18 of the Disclosure Schedule, (i) the Corporation is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Corporation, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Corporation; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or threatened between the Corporation and any of its employees, and the Corporation has not experienced any such controversy, strike, slowdown or work stoppage within the past three years; (iii) the Corporation has not breached or otherwise failed to comply with the provisions of any collective bargaining agreement or other labor union contract and there are no grievances outstanding against the Corporation under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Corporation before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Corporation; (v) the Corporation is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from its employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (vi) the Corporation has paid in full to all of its employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (vii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Corporation; (viii) the Corporation is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (ix) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Corporation; and (x) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion, sexual harassment or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Corporation has employed or currently employs any person.

                  SECTION 3.19. Taxes. (a) Except as disclosed on Section 3.19 of the Disclosure Schedule, the Corporation has timely filed (taking into account extensions of time to file) with the appropriate Governmental Authorities all Tax Returns required to be filed by or with respect to it, its operations and its assets. As of the time of filing, such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, and other matters of the Corporation and any other information required to be shown thereon. In particular, such Tax Returns are not subject to penalties under Section 6662 of the Code or any predecessor provision of law or any other provision of the Code. An extension of time within which to file any Tax Return that has not been filed has not been requested or granted.

                  (b) Except as disclosed on Section 3.19(b) of the Disclosure Schedule, the Corporation has timely paid or reserved for all Taxes that were reported as being due and payable on Tax Returns filed with respect to all prior taxable periods.

                  (c) Except as disclosed on Section 3.19(c) of the Disclosure Schedule, the Corporation has complied with all applicable Laws relating to the payment and withholding of Taxes.

                  (d) The Corporation is not a party to, bound by or subject to any obligation under any tax sharing or similar agreement.

                  (e) The Corporation has not filed a consent pursuant to
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Corporation.

                  (f) The Corporation (i) has not agreed to or is not required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by the Corporation, or (ii) except as disclosed on Section 3.19(f) of the Disclosure Schedule, does not have any knowledge that the IRS has proposed any such adjustment or change in accounting method.

                  (g) There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Corporation by reason of Section 280G of the Code.

                  (h) The Corporation is an S Corporation and has made an election under

Section 1362(a)(1) of the Code which is currently valid and which has been valid at all times since December 1, 1988. As of the date hereof, none of Sellers or the Corporation has taken any action that would cause the Corporation to forfeit or terminate its status as an S Corporation.

                  (i) As of the date hereof, the Corporation has not requested, executed or filed with the IRS or any other Governmental Body any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which the Corporation could be liable.

                  (j) No issues have been communicated to the Corporation (and are currently pending) by any Governmental Body in connection with any of the Tax Returns filed by the Corporation, and, to the knowledge of Sellers, neither the Corporation, nor any director, officer or employee of the Corporation responsible for Tax matters, expects any Governmental Body to assess any additional Taxes against the Corporation for any period for which such Tax Returns have been filed.

                  (k) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Corporation.

                  (l) The Corporation is not a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

                  SECTION 3.20. Insurance. To the knowledge of Sellers, all material assets, properties and risks of the Corporation are, and for the past five years have been, covered by valid and currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance including appropriate product liability coverage, property insurance and workers compensation insurance) issued in favor of the Corporation in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to the Business. Section
3.20 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, workers' compensation, and bond and surety arrangements) under which the Corporation has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three years:
(i) the name, address and telephone number of the agent or broker; (ii) the name of the insurer and the names of the principal insured and each named insured;
(iii) the policy number and the period of coverage; (iv) the type, scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles, retention and aggregates are calculated and operate) of coverage; and (v) the premium charged for the policy, including, without limitation, a description of any retroactive premium adjustments or other loss-sharing arrangements. The Corporation has heretofore furnished to Purchaser a complete and correct copy as of the date hereof of the policies listed on
Section 3.20 of the Disclosure Schedule. All current policies are in full force and effect and all premiums due thereon have been paid to the date hereof. The Corporation has complied in all material respects with the provisions of all such policies (including the timely notification of any occurrence as necessary to assert or preserve the right to assert a claim thereunder). The Corporation has not received a notice of cancellation of any of the policies listed in
Section 3.20 of the Disclosure Schedule.

                  SECTION 3.21. Employees. Section 3.21 of the Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation and other like benefits paid or payable (in cash or otherwise) since January 1, 1998, the date of employment and a description of position and job function of each current salaried employee, officer, director, consultant or agent of the Corporation. Since January 1, 1998, there have been no increases in the compensation or benefits of any of the persons listed in Section 3.21 of the Disclosure Schedule except as disclosed in Section 3.21 of the Disclosure Schedule. The Corporation is not party to any written or oral employment agreement, severance agreement or similar agreement with any person other than as set forth in Section 3.21 of the Disclosure Schedule.

                  SECTION 3.22. (a) Full Disclosure. Sellers are not aware of any facts pertaining to the Corporation or the Business which could have a Material Adverse Effect on the Corporation or the Business or which are likely in the future to affect adversely the Corporation or the Business and which have not been disclosed in this Agreement, the Disclosure Schedule or the Financial Statements.

                  (b) None of the representations or warranties of Sellers in this Agreement and no certificate furnished or to be furnished by Sellers to Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                  SECTION 3.23. Inventory. Section 3.23 of the Disclosure Schedule contains a true and complete schedule of the inventory of the Corporation at November 30, 1998. All items of inventory reflected in Section
3.23 of the Disclosure Schedule or acquired after November 30, 1998 and on or before the Closing Date consist, or will consist, of items of a quality and quantity usable or salable in the ordinary course of business, except for reserves of $100,000 for obsolete or slow moving inventory. Without limitation of the generality of the foregoing, all inventory shown on the Financial Statements is carried at the lower of cost or market and is usable by the Corporation or saleable in the ordinary course of business for the amount carried on the books of the Corporation plus a customary profit margin.

                  SECTION 3.24. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of either Seller or the Corporation in such manner as to give rise to any valid claim against the Corporation or Purchaser for any brokerage or finder's fee, commission or similar compensation.

                  SECTION 3.25. Year 2000 Compliance The Corporation is Year 2000 Compliant (as defined in Article I).

                  SECTION 3.26. Customers. Section 3.26 of the Disclosure Schedule lists the names and addresses of the ten most significant customers (by revenue) of the Corporation for the 12 month period ended August 31, 1998 and the amount for which each such customer was invoiced during such period. Except as disclosed in Section 3.26 of the Disclosure Schedule, none of the Corporation or Sellers has received any notice (written, oral or otherwise) that any significant customer of the Corporation has ceased, or will cease, to use the products, equipment, goods or services of the Corporation, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

                  SECTION 3.27. Suppliers. Listed in Section 3.27 of the Disclosure Schedule are the names and addresses of all the suppliers from which the Corporation ordered services, raw materials, supplies, merchandise and other goods with an aggregate purchase price of $100,000 or more during the twelve-month period ended August 31, 1998 and the amount for which each such supplier invoiced the Corporation during such period. Except as disclosed in
Section 3.27 of the Disclosure Schedule, none of the Corporation or Sellers has received any notice (written, oral or otherwise) that any such supplier will not sell services, raw materials, supplies, merchandise and other goods to the Corporation at any time before or after the Closing Date, on terms and conditions substantially similar to those used in its current sales to the Corporation, subject only to general and customary price increases.

                  SECTION 3.28. Key Employees. Section 3.28 of the Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in 1996, 1997 and 1998, the date of employment and a description of position and job function of each current salaried employee, officer, director, consultant or agent of the Corporation whose annual compensation exceeded in 1997 (or, in 1998, is expected to exceed) $100,000.

                  SECTION 3.29. Conduct of Business. Except as disclosed in
Section 3.29 of the Disclosure Schedule, since August 31, 1998, the Corporation has complied with all of the provisions of Section 5.01 as if such provisions (excluding the proviso thereto) had become effective on September 1, 1998 and had been in effect with respect to the period from September 1, 1998 until the date hereof.

                  SECTION 3.30. Conduct of Business of AJS. Section 3.31 of the Disclosure

Schedule contains a complete and correct statement of income and expenditures for the period commencing January 1, 1998 and ending November 30, 1998, which present fairly the cash position and net cash results of operation of AJS as of the date and for the period indicated.

                  SECTION 3.31. Contribution of AJS. Except as disclosed in
Section 3.31 of the Disclosure Schedule, all of the income earned by AJS subsequent to January 1, 1998 and prior to the Closing has been contributed to the Corporation.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

                  As an inducement to Sellers to enter into this Agreement, Purchaser hereby represents and warrants to Sellers as follows:

                  SECTION 4.01. Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by each Seller) this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

                  SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to either Seller, the execution, delivery and performance of this Agreement by Purchaser does not and will not (i) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws of Purchaser, (ii) conflict with or violate any Law or Governmental Order applicable to Purchaser or (iii) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, or require any consent under, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser is a party or by which any of its assets or properties are bound or affected, except to the extent that any such breach or default or the failure to procure such consent would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

                  SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by Purchaser does not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, except for the filing of a Notification and Report Form by Purchaser under the HSR Act.

                  SECTION 4.04. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Purchaser in such manner as to give rise to any valid claim against the Corporation or Purchaser for any brokerage or finder's fee, commission or similar compensation.

                  SECTION 4.05. Solvency of Purchaser. Purchaser does not intend to, nor does it believe it will, incur debts beyond its ability to pay such debts as they mature. The present fair saleable value of the assets of Purchaser on a consolidated basis exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities of Purchaser as they become absolute and matured.


                                    ARTICLE V

                                    COVENANTS

                  SECTION 5.01. Conduct of Business Prior to the Closing. From the date hereof until the Closing Date, except with the prior written consent of Purchaser, Sellers will cause the Corporation to:

                                    (a) carry on its business in, and only in,
                  the ordinary course in the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its goodwill and its relationships with customers, suppliers and others having business dealings with it;

                                    (b) maintain all of its structures,
                  equipment and other tangible personal property in good repair, order and condition, except for depletion, depreciation, ordinary wear and tear and damage by unavoidable casualty;

                                    (c) keep in full force and effect insurance
                  comparable in amount and scope of coverage to the insurance now carried by it;

                                    (d) perform in all respects all of its
                  obligations under agreements, contracts and instruments relating to or affecting its properties, assets and business;

                                    (e) continue to collect accounts receivable
                  and pay accounts payable utilizing its past business practice and without discounting or accelerating payment of such accounts except in the ordinary course of business consistent with past practice;

                                    (f) maintain its books of account and
                  records in the usual, regular and ordinary manner consistent with past practice and not make any change to its accounting (including tax accounting) methods, principles or practices, except as may be required by GAAP or by applicable tax laws;

                                    (g) comply in all material respects with all
                  statutes, laws, ordinances, rules and regulations applicable to it and to the conduct of its business;

                                    (h) not amend its Articles of Incorporation
                  or By-Laws;

                                    (i) unless provided for in this Agreement or
                  disclosed in the Disclosure Schedule, not increase the annual level of compensation of any of its employees, increase the annual level of compensation payable or to become payable by it to any of its executive officers or directors, or grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, officer, director or consultant;

                                    (j) unless provided for in this Agreement or
                  disclosed in the Disclosure Schedule, not enter into, assume or amend in any respect any employment agreement or any agreement, contract or commitment of the character referred to in clauses (i) through (xiv) of Section 3.14;

                                    (k) not merge or consolidate with, or agree
                  to merge or consolidate with, or purchase substantially all the assets of, or otherwise acquire any business or any corporation, partnership, limited liability company, association or other business organization or division thereof;

                                    (l) unless provided for in this Agreement or
                  disclosed in the Disclosure Schedule, not acquire any properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practice;

                                    (m) not purchase for cash and cancel any
                  options outstanding under stock option plans of the Corporation or otherwise amend such plans;

                                    (n) promptly notify Purchaser in writing of
                  any materially adverse change in the financial condition, operations, prospects or business of the Corporation;

                                    (o) not declare or pay dividends (cash or
                  otherwise) or make any distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any of its outstanding capital stock;

                                    (p) not effect any recapitalization or any
                  split or other reclassification of shares;

                                    (q) not authorize the creation or issuance
                  of or issue, sell or dispose of, or create any obligation to issue, sell or dispose of, any of its capital stock or any securities or obligations convertible into or exchangeable for, any of its capital stock (other than pursuant to stock options or warrants heretofore outstanding);

                                    (r) not issue any press releases unless
                  agreed to in writing by Sellers and Purchaser;

                                    (s) not create, incur, assume, guarantee or
                  otherwise become directly or indirectly liable with respect to any Indebtedness, other than Indebtedness incurred in the ordinary course of business consistent with past practice under agreements existing on the date hereof and identified in writing to Purchaser;

                                    (t) not subject any of its properties or
                  assets (whether tangible or intangible) to any Encumbrance, other than in the ordinary course of business and except as set forth in this Agreement;

                                    (u) not enter into any agreement with any
                  Affiliates of either Seller without the prior written consent of Purchaser;

                                    (v) unless provided for in this Agreement or
                  disclosed in the Disclosure Schedule, not enter into any agreement or understanding to do or engage in any of the foregoing; and

                                    (w) not borrow or become liable for any
                  obligations under the Line of Credit;

provided, however, that the Corporation may (i) pay the Employee Bonuses, (ii) make a distribution to Sellers prior to the Closing in an amount equal to the reasonable legal and accounting fees incurred by Sellers (not to exceed $110,000) in connection with the transactions contemplated by this Agreement, and (iii) make a distribution to Sellers prior to the Closing in an amount equal to the Seller Tax Distribution.

                  SECTION 5.02. Access to Information. From the date hereof to the Closing Date, Sellers shall cause the Corporation to give to Purchaser and its representatives reasonable access during normal business hours to the personnel, properties, books, records, Tax Returns, contracts and commitments of the Corporation and will furnish to Purchaser and its representatives all such information and documents relating to the properties and business of the Corporation as Purchaser may reasonably request. In order that Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Corporation, Sellers shall cause the Corporation to cause its officers, employees, consultants, agents, accountants, attorneys and other representatives, and shall use their best efforts to cause the Corporation's lenders, clients, customers and other Persons reasonably requested by Purchaser, to cooperate fully with such representatives in connection with such review and examination.

                  SECTION 5.03. (a) Confidentiality. Each Seller agrees, and shall cause his/her agents, representatives and Affiliates, to (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Corporation, (ii) in the event that either Seller or any such agent, representative or Affiliate becomes legally compelled to disclose any such information, provide Purchaser with prompt written notice of such requirement so that Purchaser or the Corporation may seek a protective order or other remedy or waive compliance with this Section 5.03, and (iii) in the event that such protective order or other remedy is not obtained, or Purchaser waives compliance with this Section 5.03, furnish only that portion of such confidential information which is legally required to be provided; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by any of Sellers or their respective agents or representatives.

                  (b) The Letter Agreement regarding confidential information between Seller and Global, dated August 21, 1998, shall remain in full force and effect in accordance with its terms; provided, however, that any reference to Global in such letter agreement shall include all of Global, Purchaser and their respective Affiliates.

                  SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents. (a) Sellers shall use their best efforts to obtain (or cause the Corporation to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and will cooperate fully with Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals.

                  (b) Sellers shall or shall cause the Corporation to give promptly such notices to third parties and use their best efforts to obtain all such third party consents and estoppel certificates as Purchaser may in its sole and absolute discretion deem necessary or desirable in connection with the transactions contemplated hereby.

                  SECTION 5.05. Notice of Developments. Prior to the Closing, Sellers shall promptly notify Purchaser in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of either Seller or which could have the effect of making any representation or warranty of either Seller untrue or incorrect in any respect and (ii) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Corporation or the Business.

                  SECTION 5.06. No Solicitation or Negotiation. Each Seller agrees that between the date of this Agreement and the earlier of (i) the Closing or (ii) the termination of this Agreement, none of Sellers, the Corporation or any of their respective Affiliates, officers, directors, representatives or agents will (A) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (1) relating to any acquisition or purchase of all or any portion of the capital stock or assets of the Corporation, (2) to enter into any business combination with the Corporation or (3) to enter into any other extraordinary business transaction involving or otherwise relating to the Corporation or its assets, or (B) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Each Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. Sellers shall notify Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. Sellers agree not to, and to cause the Corporation not to, without the prior written consent of Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which either Seller or the Corporation is a party.

                  SECTION 5.07. Certain Actions. Sellers agree to take any action (including the omission of any action) reasonably necessary or appropriate to cause each of the representations and warranties of each Seller contained herein to be true and correct as of the Closing Date as if such representations and warranties were made on and as of the Closing Date.

                  SECTION 5.08. Best Efforts. Each Seller agrees to use his/her best efforts to cause the timely satisfaction of the conditions to Purchaser's obligations as set forth in Section 6.02.

                  SECTION 5.09. Certain Tax Matters; Section 338(h)(10) Election.(a) Purchaser shall prepare and file all Tax Returns with respect to the activities of the Corporation for all tax years and periods ending after the Closing Date. Sellers shall cooperate with Purchaser in the preparation of all such Tax Returns. Sellers shall prepare and file all Tax Returns with respect to the activities of the Corporation and AJS for all tax years and periods ending on or before the Closing Date and shall provide copies of all such returns to Purchaser for its review and approval a reasonable time prior to the dates when such returns are required to be filed. Such returns shall reflect the transactions contemplated by this Agreement in a manner consistent with the provisions hereof.

                                    (b) (i) Sellers and Purchaser shall each
                  make elections under Section 338(h)(10) of the Code with respect to the Corporation. Purchaser shall prepare IRS Form 8023: Corporate Qualified Stock Purchases, including any required amendments or supplements thereto ("Form 8023") with respect to each election in accordance with this Section 5.09(b). Purchaser shall deliver such Form 8023 to Sellers within 45 days after the Closing Date so that Sellers may review and approve such Form 8023 (but such approval shall not be unreasonably withheld, conditioned or delayed). After Sellers approve such Form 8023, Purchaser and each Seller shall execute the approved Form 8023 and file the executed Form 8023 with their respective federal income tax returns. For all tax purposes, Purchaser and Sellers shall report the transactions contemplated hereby in a manner consistent with the terms of this Agreement, and none of them shall take any position inconsistent therewith in any tax return, refund claim, litigation, or otherwise.

                  (ii) The Purchase Price with respect to the Corporation shall be allocated among the assets of the Corporation, in amounts equal to their values, as follows: (A) inventory on hand at the Closing Date which is delivered to customers within 30 days following the Closing Date shall be valued at its third-party sales price minus a handling cost of five percent and any commissions payable with respect to the sale; (B) inventory on hand at the Closing Date which is not delivered to customers within 30 days following the Closing Date shall be valued at the lower of book value or the price at which it is held for sale; (C) all other assets of the Corporation as of the Closing Date other than Section 197 intangibles, as defined in Section 197 of the Code, shall be valued at book value; and (D) the Section 197 intangibles of the Corporation as of the Closing Date shall be valued at an amount equal to the balance of the Purchase Price.

                  (c) All accrued but unpaid Taxes imposed on the Corporation up to and including the Closing Date (including, (i) any interest or penalties associated with any Tax obligations of the Corporation at or prior to the Closing Date, and (ii) any California income or franchise taxes imposed on the Corporation, including as a result of Purchaser's purchase of the Shares and the election under Section 338(h)(10) of the Code made pursuant to Section 5.09(b)) (the "Corporate Tax") shall be the obligation of Sellers. Sellers shall deliver to Purchaser at least five days prior to the Closing Date an estimate (the "Corporate Tax Estimate") reasonably satisfactory to Purchaser of the amount of the Corporate Tax and, to the extent that the Corporate Tax has not been paid as of the

Closing Date, the Corporate Tax Estimate shall be deducted from the cash payment payable by Purchaser to Sellers on the Closing Date and applied by the Corporation to the payment of the Corporate Tax. If the actual amount due with respect to the Corporate Tax is greater than the Corporate Tax Estimate, then Purchaser, upon notice to Sellers, shall be entitled to recover such excess from Sellers (who shall pay the amount thereof on demand). If the actual amount due with respect to the Corporate Tax is less than the Corporate Tax Estimate, then, promptly following determination of the difference, Purchaser shall refund such difference to Sellers.

                  (d) Sellers shall deliver to Purchaser at least five days prior to the Closing Date an estimate (the "Seller Tax Estimate") reasonably satisfactory to Purchaser of the amount equal to the amount of Sellers' federal and California income tax obligations (calculated at the assumed aggregate rate of 45.58% (the "Assumed Rate") regardless of the actual rate) with respect to the income of the Corporation and AJS for the tax period from January 1, 1998 to and including the time on the Closing Date immediately prior to completion of the Closing, but not including such tax obligations resulting from the election under Section 338(h)(10) of the Code made pursuant to Section 5.09(b) ("Sellers' 5.09(b) Tax"), any interest or penalties imposed on Sellers relating to Taxes, or the amount of any distribution by the Corporation to Sellers after January 1, 1998 and on or prior to the day preceding the Closing Date (such amount, the "Seller Tax"). After approval of the Seller Tax Estimate by Purchaser and immediately prior to the Closing, Sellers shall cause the Corporation to make a distribution to Sellers in an amount equal to the Seller Tax Estimate (such amount, the "Seller Tax Distribution"). If the Seller Tax (calculated at the Assumed Rate on the amount of the reported taxable income of the Corporation and AJS for such period, as it may be adjusted) is greater than the Seller Tax Distribution, then Sellers, upon notice to Purchaser, shall be entitled to recover such excess from Purchaser (who shall pay the amount thereof at least five days prior to the date the greater amount of Seller Tax is required to be paid). If the Seller Tax (as so calculated) is increased subsequent to the filing of the Corporation's Tax Returns for such period as a result of adjustments in the amount of the Corporation's reported taxable income made by the IRS or any other Governmental Authority to Sellers' Tax Returns, the amount Sellers shall be entitled to recover from Purchaser pursuant to the preceding sentence shall be reduced by the amount equal to the corresponding reduction, if any, in Sellers' 5.09(b) Tax (calculated at the assumed rate of 27.44% regardless of the actual rate). If the Seller Tax (calculated at the Assumed Rate on the amount of the reported taxable income of the Corporation and AJS for such period, as it may be adjusted) is less than the Seller Tax Distribution, then, promptly following determination of the difference, Sellers shall refund such difference to Purchaser.

                  SECTION 5.10. S Election. Sellers agree not to, and to cause the Corporation not to, engage in any conduct or activity, or take any action, that would cause the Corporation to forfeit or terminate its status as an S Corporation.

                  SECTION 5.11. Further Action. Each of the parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required or appropriate to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby, including, without limitation, the termination at or prior to the Closing Date of all Employee Benefit Plans of the Corporation.

                  SECTION 5.12. Continuing Capital Expenditures. Sellers agree to cause the Corporation to timely perform and pay for the equipment acquisition and installation program previously initiated by the Corporation as described on Exhibit B, in accordance with the schedule of performance set forth in Exhibit B.

                  SECTION 5.13. Non-Competition. (a) For the period of five years commencing on the Closing Date (the "Relevant Period"), each of Sellers agrees that he/she shall not directly or indirectly, alone or as an officer, agent, employee, director, member, manager, stockholder, partner of or investor in any Person other than the Corporation, Purchaser or any of its Affiliates (except as to the acquisition of not more than two percent of the outstanding stock of any corporation the securities of which are traded on a regular basis on a recognized securities exchange or in over-the-counter markets) own, manage, operate or Control, or participate in the ownership, management, operation or Control of, or work for or permit the use of their name by, any business or activity which is at the time competitive with the business of the Corporation, Purchaser or any of its Affiliates as carried on as of the date hereof. In addition to, and not in limitation of, the foregoing, throughout the Relevant Period, neither of Sellers, alone, or as a member, manager, officer, employee or agent of any partnership or limited liability company, or as an officer, agent, employee or director of any corporation (other than the Corporation, Purchaser or its Affiliates) shall, for himself/herself or for others, solicit or accept business of the nature of that in which any of the Corporation, Purchaser or its Affiliates is then engaged from any Person which shall have been a customer, client or supplier of the Corporation, Purchaser or its Affiliates at any time within the two years preceding any such solicitation. While the restrictions set forth above are considered by the parties to be reasonable in all the circumstances, it is recognized that restrictions of the nature in question may fail for technical reasons unforeseen, and accordingly if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of Purchaser or any of its Affiliates but would be valid if part of the wording thereof were deleted or the periods (if any) thereof reduced or the range of activities or areas dealt with thereby reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

                  (b) Other than pursuant to their respective duties, if any, as employees of the Corporation, Sellers shall not, at any time during the Relevant Period, without the prior written consent of Purchaser, directly or indirectly offer employment to, or retain as a consultant, or offer consulting services to, or be employed by, or engage in consulting services with, Persons (other than secretarial and clerical personnel) who were employed (as a payroll employee of such entity) by the Corporation, Purchaser or its Affiliates within the 12 months preceding such time.

                  (c) Notwithstanding the foregoing, nothing in this Section
5.13 shall restrict Arthur J. Salerno from owning up to 49% of the outstanding capital stock of Yelm Processing, Inc. or acting as a director and officer of Yelm Processing, Inc., provided, that (i) Yelm Processing, Inc. continues to generally engage only in the business in which it is presently engaged (as described in Section 5.13(c) of the Disclosure Schedule) and other directly related business activities which do not compete with the business of Purchaser and its Affiliates as currently conducted or as it may in the future be conducted, and (ii) Mr. Salerno devotes substantially all of his business time and energy to the performance of his duties under the Seller Employment Agreement during the Term thereof and does not during the Relevant Period actively engage in the conduct of business (including by making business contacts or referrals or selling efforts) by Yelm Processing, Inc; provided, however, that Purchaser hereby acknowledges that Arthur J. Salerno may occasionally make business contacts, referrals and selling efforts on behalf of Yelm Processing, Inc.

                  SECTION 5.14. Employee Bonuses. Notwithstanding anything contained herein to the contrary, prior to the Closing, the Corporation may pay up to $6,000,000 (less any required withholding of Taxes or other obligations) as compensation accrued on the books of the Corporation in favor of certain employees, consultants and/or advisors of the Corporation for services rendered by them to the Corporation in 1998 as set forth in Exhibit H (the "Employee Bonuses").

                  SECTION 5.15. Purchaser Loan. If and to the extent that the Corporation does not have sufficient cash on hand to make the Seller Tax Distribution and/or up to $6,000,000 of additional payments and distributions allowed to be made by the Corporation hereunder prior to the Closing, Purchaser shall, upon request by Sellers, make a loan (the "Purchaser Loan") to the Corporation prior to the Closing in an amount sufficient to enable the Corporation to make such payments and distributions. The Purchaser Loan shall
(i) be personally guaranteed by Sellers, (ii) mature on the earlier of the day after the Closing Date and January 2, 1999, (iii) bear interest at the interest rate chargeable on a loan in equal amount made to the Corporation under the Line of Credit, and (iv) have such other terms as shall be mutually agreed by the Corporation and Purchaser, acting in good faith and in a commercially reasonable manner. In the event that a separate guaranty is not executed by Sellers with respect to the Purchaser Loan, the guaranty provided for in clause (i) above shall expire and have no force or effect upon the consummation of the Closing.

                  SECTION 5.16. Assets of AJS. Prior to the Closing, Sellers shall contribute to the Corporation, as a contribution to capital of the Corporation, all of the assets of AJS, except that $60,528.00 of cash of AJS (i) shall be retained by Sellers and (ii) shall be deducted from the cash payment payable by Purchaser to Sellers on the Closing Date. Such contribution shall be deemed to be effective as of September 1, 1998 for the purposes of the covenants, representations and warranties of Sellers contained in Article III and Article V.


                                   ARTICLE VI

                              CONDITIONS OF CLOSING

                  SECTION 6.01. Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                                    (a) The representations and warranties of
                  Purchaser contained herein shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained herein to be complied with by Purchaser on or before the Closing Date shall have been complied with in all material respects, and Sellers shall have received a certificate from Purchaser to such effect signed by a duly authorized officer thereof.

                                    (b) The Corporation shall have (i) entered
                  into an employment agreement with Arthur J. Salerno substantially in the form of Exhibit C (the "Seller Employment Agreement"), and (ii) entered into an employment agreement with Brian Salerno substantially in the form of Exhibit D.

                                    (c) No Action shall have been commenced by
                  or before any Governmental Authority against Sellers or either of them or Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Sellers, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 6.01(c) shall not apply to any such Action that either Seller has directly or indirectly solicited or encouraged.

                                    (d) All notifications required pursuant to
                  the HSR Act, if any, to carry out the transactions contemplated by this Agreement shall have been made, and the applicable waiting period and any extensions thereof shall have expired or been terminated.

                                    (e) Sellers shall have received a
                  certificate of the Secretary or Assistant Secretary of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder.

                                    (f) Sellers shall have received from
                  Purchaser's counsel a legal opinion, addressed to Sellers and dated the Closing Date, substantially in the form of Exhibit E.

                                    (g) Sellers shall have received from
                  Purchaser a good standing certificate for Purchaser issued by the Secretary of State of California as of a date not earlier than five Business Days prior to the Closing Date.

                                    (h) Purchaser shall have executed and
                  delivered to Sellers the Purchaser Guaranty substantially in the form of Exhibit A.

                  SECTION 6.02. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                                    (a) The representations and warranties of
                  each Seller contained herein shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by each Seller on or before the Closing Date shall have been complied with in all material respects, and Purchaser shall have received a certificate of each Seller to such effect signed by such Seller.

                                    (b) (i) Arthur J. Salerno shall have
                  executed and delivered to Purchaser the Seller Employment Agreement, and (ii) Brian Salerno shall have executed and delivered to Purchaser an employment agreement with the Corporation substantially in the form of Exhibit D.

                                    (c) At the Closing Sellers shall own all
                  of the Shares free and clear of any Encumbrances.

                                    (d) No Action shall have been commenced or
                  threatened by or before any Governmental Authority against Sellers or either of them or Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated hereby which Purchaser believes, in its sole and absolute discretion, is likely to render it impossible or unlawful to consummate the transactions contemplated hereby or which could have a Material Adverse Effect or otherwise render inadvisable, in the sole and absolute discretion of Purchaser reasonably exercised, the consummation of such transactions; provided, however, that the provisions of this Section 6.02(d) shall not apply to any such Action that Purchaser has solicited or encouraged.

                                    (e) Purchaser shall have received from
                  Sellers' Counsel a legal opinion, addressed to Purchaser and dated the Closing Date, substantially in the form of

                  Exhibit F.

                                    (f) Purchaser and Sellers shall have
                  received, each in form and substance satisfactory to Purchaser in its sole and absolute discretion reasonably exercised, all authorizations, consents, orders and approvals of all Governmental Authorities and officials (including the expiration of the applicable waiting period under the HSR Act) and all third party consents and estoppel certificates which Purchaser in its sole and absolute discretion, reasonably exercised, deems necessary or desirable for the consummation of the transactions contemplated hereby.

                                    (g) Purchaser shall have received the
                  resignations, effective as of the Closing, of all the directors of the Corporation, except for such persons as shall have been designated by Purchaser in writing prior to the Closing.

                                    (h) Purchaser shall have received a copy of
                  (i) the Articles of Incorporation (or similar organizational documents), as amended, of the Corporation, certified by the secretary of state of the jurisdiction in which the Corporation is incorporated or organized, as of a date not earlier than five Business Days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of the Corporation, dated as of the Closing Date, stating that no amendments have been made to such Articles of Incorporation (or similar organizational documents) since such date, and (ii) the By-Laws (or similar organizational documents) of the Corporation, certified by the Secretary or Assistant Secretary of each such entity.

                                    (i) Purchaser shall have received the
                  original minute book and stock register of the Corporation, certified by the Corporation's Secretary or Assistant Secretary as of the Closing Date.

                                    (j) Purchaser shall have received from
                  Sellers a good standing certificate for the Corporation issued by the Secretary of State of California and from the secretary of state in each other jurisdiction in which the properties owned or leased by the Corporation, or the operation of its business in such jurisdiction, requires the Corporation to qualify to do business as a foreign corporation, in each case as of a date not earlier than five Business Days prior to the Closing Date.

                                    (k) No events shall have occurred, or be
                  reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect.

                                    (l) Sellers shall have caused any and all
                  licenses held by the Corporation to be transferred, amended or modified so that after giving effect to the transactions contemplated hereby, the Corporation will be able to conduct the Business in accordance with all applicable Laws.

                                    (m) A&J, LLC, as landlord, and the
                  Corporation, as tenant, shall have
                  entered into a lease of the premises currently occupied by the Corporation (covering approximately 40,000 square feet of usable space at 2929 and 2931 White Star Avenue, City of Anaheim, Orange County, California 92806) substantially in the form of Exhibit G.


                                   ARTICLE VII

                                 INDEMNIFICATION

                  SECTION 7.01. (a) Indemnification by Sellers. Sellers, jointly and severally, agree to defend, indemnify and hold harmless Purchaser, any subsidiary or Affiliate thereof and the respective officers, directors, shareholders and controlling persons, employees, agents, successors and assigns of each of such Persons (the "Indemnified Purchaser Group") from and against any and all liabilities, losses, damages, claims, costs, expenses, judgments, interest and penalties (including, without limitation, attorneys', accountants' and outside advisors' fees and disbursements) (collectively, "Losses") incurred as a result of or arising out of (i) the breach of any representation or warranty made by Sellers herein, or (ii) the breach of any covenant or agreement of Sellers contained herein, or the failure of Sellers to comply or cause the Corporation to comply with any covenant or agreement of Sellers, contained herein.

                  (b) Except for inaccuracies in the representations and warranties contained in Sections 3.01, 3.02, 3.03 and 3.12, Sellers shall not be required to indemnify the Indemnified Buyer Group with respect to any claim for indemnification pursuant to Section 7.01(a)(i), unless and until the aggregate amount of all such claims against Sellers under this Section 7.01 exceeds $250,000, and only for amounts in excess of $250,000, provided that the aggregate liability of Sellers to the Indemnified Buyer Group hereunder shall not exceed the sum of $36,000,000.

                  SECTION 7.02. (a) Indemnification by Purchaser. Purchaser agrees to defend, indemnify and hold harmless Sellers, their agents and their successors and assigns (the "Indemnified Seller Group") from and against any and all Losses incurred as a result of or arising out of (i) the breach of any representation or warranty made by Purchaser herein, or (ii) the breach of any covenant or agreement of Purchaser, or the failure of Purchaser to comply with any covenant or agreement of Purchaser, contained herein.

                  (b) Except for inaccuracies in the representations and warranties contained in Section 4.01, Purchaser shall not be required to indemnify the Indemnified Seller Group with respect to any claim for indemnification pursuant to Section 7.02(a)(i), unless and until the aggregate amount of all such claims against Purchaser under this Section 7.02 exceeds $250,000, and only for amounts in excess of $250,000, provided that the aggregate liability of Purchaser to the Indemnified Seller Group hereunder shall not exceed the sum $36,000,000.

                  SECTION 7.03. Notice of Claims. An indemnified party shall give prompt written notice to the indemnifying party of any claim against the indemnified party which might give rise to a claim by the indemnified party against the indemnifying party under the indemnification provisions contained herein (including claims for less than $250,000 in the aggregate), stating the nature and basis of the claim and the actual or estimated amount thereof, provided, however, that failure to give such notice will not effect the obligation of the indemnifying party to provide indemnification in accordance with the terms of Section 7.01 or 7.02 unless, and only to the extent that, the indemnifying party is actually prejudiced thereby. In the event that any action, suit or proceeding is brought against any indemnified party with respect to which the indemnifying party may have liability under the indemnification provisions contained herein, the indemnifying party shall, upon written acknowledgment by the indemnifying party that such action, suit or proceeding is an indemnifiable Loss pursuant to Section 7.01 or 7.02, have the right, at the cost and expense of the indemnifying party, to defend such action in the name and on behalf of the indemnified party (using counsel satisfactory to the indemnified party), and, in connection with any such action, the indemnified party and the indemnifying party shall render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action, provided, however, that an indemnified party shall have the right to retain its own counsel, with fees and expenses paid by the indemnifying party, if representation of such indemnified party by counsel retained by the indemnifying party would be inappropriate because of actual or potential differing interests between such indemnified party and the indemnifying party. If the indemnifying party shall fail to defend such action, suit or proceeding, then the indemnified party shall have the right to defend the same without prejudice to its rights to indemnification under Section 7.01 or 7.02 and, in connection therewith, the indemnified party and the indemnifying party shall render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action. Neither the indemnified party nor the indemnifying party shall make any settlement of any claim which might give rise to Liability of the indemnifying party under the indemnification provisions contained herein without the written consent of each party, which consent shall not be unreasonably withheld, delayed or conditioned.

                  SECTION 7.04. Insurance. The Purchaser Indemnified Group or the Seller Indemnified Group, as the case may be, shall make a claim under any applicable insurance policy prior to making a claim for indemnity hereunder. The amount of any indemnity payment required by this Article VII shall be reduced by any related recovery of insurance proceeds by the Persons entitled to indemnity.

                  SECTION 7.05. Limitations on Indemnification. Any claim for indemnification arising under Section 7.01(a)(i) or Section 7.02(a)(i) must be asserted in writing by the indemnified party and received by the indemnifying party not later than three years after Closing, except with respect to claims arising from or relating to fraud by the indemnifying party or any breach under
Section 3.13 or Section 3.19 (as to which the limitations contained in this Section 7.05 shall not apply). Any claim for indemnification arising under Section 7.01(a)(i) or Section 7.02(a)(i) (except with respect to claims arising from or relating to fraud by the indemnifying party or any breach under Section 3.13 or Section 3.19) received after the third anniversary of the Closing shall be void and of no effect.


                                  ARTICLE VIII

                             TERMINATION AND WAIVER

                  SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Closing:

                                    (a) by Purchaser upon notice to Sellers if
                  (i) any material default under or material breach of any covenant of Sellers hereunder shall have occurred and shall not have been cured within five days after receipt of such notice, or (ii) any representation or warranty contained herein on the part of Sellers shall not have been true and correct in any material respect at and as of the date made, or
                  (iii) any of the conditions of Sellers' obligations hereunder shall not have been satisfied (other than as a result of any fault of Purchaser or Purchaser's failure to perform hereunder) on or prior to December 31, 1998; or

                                    (b) by Sellers upon notice to Purchaser if
                  (i) any material default under or material breach of any covenant of Purchaser hereunder shall have occurred and shall not have been cured within five days after receipt of such notice, or (ii) any representation or warranty contained herein on the part of Purchaser shall not have been true and correct in any material respect at and as of the date made, or
                  (iii) any of the conditions of Sellers' obligations hereunder shall not have been satisfied (other than as a result of any fault of Sellers or Sellers' failure to perform hereunder) on or prior to December 31, 1998; or

                                    (c) by Purchaser upon notice to Sellers if
                  (i) an event or condition occurs that has resulted in or that may result in a Material Adverse Effect or (ii) either Seller or the Corporation makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against either Seller or the Corporation seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of their debts under any Law relating to bankruptcy, insolvency or reorganization; or

                                    (d) by either Purchaser or Sellers upon
                  notice to the other in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

                                    (e) by either Purchaser or Sellers upon
                  notice to the other party in the event that the Closing shall not have occurred on or prior to December 31, 1998; or

                                    (f) by written consent of Sellers and
                  Purchaser.


                  SECTION 8.02. Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (i) as set forth in Sections 8.02(b) and 9.02 and (ii) that nothing herein shall relieve either party from liability for any breach of this Agreement.

                  (b) Notwithstanding the termination of this Agreement, and without limitation, if the Closing does not occur because of the termination of this Agreement due to the failure to satisfy the conditions of Purchaser's obligation to effect the Closing contained in Sections 6.02 (a), (b), (c), (e),
(g), (h), (i), (j), (l) and (m), then Sellers shall, upon demand, reimburse Purchaser for the reasonable costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, financing sources and accountants, incurred by Purchaser in connection with the preparation, negotiation and performance of this Agreement and the transactions contemplated hereby.

                  SECTION 8.03. Waiver. Either party may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, (iii) waive compliance with any of the covenants of the other party contained herein, or (iv) waive compliance with all or any of the conditions of its obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. Upon consummation of the Closing, all conditions set forth in Article VI of the respective obligations of the parties shall be deemed satisfied or waived, but such waiver shall not be extended to any breach of representations, warranties or covenants, whether or not such breach shall be known as of the time of the Closing.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                  SECTION 9.01. Survival of Representations and Warranties. Except for Sections 3.13 and 3.19, the representations and warranties contained herein shall survive the Closing until the third anniversary of the Closing Date, regardless of any investigation made by Purchaser or Sellers or on their behalf. The representations and warranties contained in Sections 3.13 and 3.19 shall survive the Closing until the statute of limitations applicable to matters referred to therein shall have expired so that no loss or liability could be occasioned by the inaccuracy of such representation or warranty.

                  SECTION 9.02. Expenses. (a) Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the making and performance of this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

                  (b) Sellers' reasonable costs and expenses (not to exceed $110,000), including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the making and performance of this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Corporation prior to or at the Closing.

                  SECTION 9.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made by delivery in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) or, with a written receipt, by courier service or overnight service such as Federal Express (and shall be deemed to have been duly given or made (i) upon receipt if delivered in person, by courier or overnight service, (ii) upon transmission if delivered by telecopy, and (iii) two days after mailing if delivered by registered or certified mail) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

                 (a)               if to Sellers:

                                   Arthur J. Salerno and Kathleen P. Salerno
                                   9531 Las Flores Drive
                                   Villa Park, CA 92681
                                   Telecopy: (714) 998-8063

                                   with a copy to:
                                   Paul E. Greenwald & Associates

                                   500 North State College Boulevard, Suite 420
                                   Orange, CA 92868
                                   Telecopy: (714) 937-0088
                                   Attention:  Paul E. Greenwald

                 (b)               if to Purchaser:

                                   Global Health Sub, Inc.
                                   987 N. Enterprise Street
                                   Orange, CA 92867
                                   Telecopy: (714)
                                   Attention:  Donald J. Lewis

                                   with a copy to:

                                   Kronish Lieb Weiner & Hellman LLP
                                   1114 Avenue of the Americas
                                   New York, New York  10036
                                   Telecopy:  (212) 479-6275
                                   Attention: Russell S. Berman

                  SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                  SECTION 9.05. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and, except as otherwise herein expressly provided, supersedes all prior agreements and undertakings, both written and oral, between Sellers and Purchaser with respect to the subject matter hereof.

                  SECTION 9.06. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Sellers and Purchaser (which consent may be granted or withheld in the sole discretion of Sellers or Purchaser).

                  SECTION 9.07. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  SECTION 9.08. Amendment. This Agreement may not be amended or modified except by an instrument in writing executed by Sellers and Purchaser.

                  SECTION 9.9. Governing Law. This Agreement is made under and shall be governed by, and construed in accordance with, the laws of the State of California, applicable to contracts executed and to be performed entirely within that state.

                  SECTION 9.10. Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  SECTION 9.11. Specific Performance. The parties hereto agree that irreparable injury would occur in the event any provision hereof is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity or obtained through the mediation or arbitration procedures provided below. The exercise of any right or remedy in any instance shall not preclude the exercise of any other remedy in the same or any other instance. Each of the parties acknowledges that the Shares are unique and that the remedies available to the parties at law for failure by Sellers to satisfy the conditions of Purchaser's obligations hereunder are inadequate. Accordingly,
(i) each Seller further expressly acknowledges and agrees that in the event of any threatened or actual breach by Sellers, Purchaser shall be entitled to seek and obtain temporary and permanent injunctive or other mandatory relief, in any court of competent jurisdiction, without being required to establish the likelihood of irreparable injury and without posting bond or other security.

                  SECTION 9.12. Mediation. Except as provided herein, no civil action or arbitration under Section 9.13 with respect to any dispute, claim or controversy arising out of or relating to this Agreement may be commenced until the matter has been submitted to JAMS/ENDISPUTE or its successor for mediation in Orange County, California. Either party may commence mediation by providing to JAMS/ENDISPUTE and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS/ENDISPUTE and with one another in selecting a mediator from JAMS/ENDISPUTE's panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they shall participate in the mediation in good faith, and that they shall share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS/ENDISPUTE employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may seek equitable relief prior to the mediation to preserve the status quo pending the completion of that process. Except for such an action to obtain equitable relief, neither party may commence a civil action with respect to the matters submitted to mediation until after the completion of the initial mediation session, or until 45 days after the date of filing the written request for mediation, whichever occurs first. Mediation may continue after the commencement of a civil action, if the parties so desire. The provisions of this Section 9.12 may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys fees, to be paid by the party against whom enforcement is ordered.

                  SECTION 9.13. Arbitration. BY EXECUTING THIS AGREEMENT, THE PARTIES ARE AGREEING TO HAVE ANY MATTER WHICH IS THE SUBJECT OF ARBITRATION PURSUANT TO THIS SECTION 9.13 DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND ARE GIVING UP ANY RIGHTS THEY MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY EXECUTING THIS AGREEMENT, THE PARTIES ARE GIVING UP JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE ARBITRATION PROVISION, OR ARE OTHERWISE PROVIDED BY CODE OF CIVIL PROCEDURE SECTION 1280 ET SEQ. IF ANY OF THE PARTIES REFUSES TO SUBMIT TO ARBITRATION IT MAY BE COMPELLED TO ARBITRATE UNDER THE CALIFORNIA CODE OF CIVIL PROCEDURE. A PARTY'S AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. BY EXECUTING THIS AGREEMENT, EACH OF THE PARTIES ACKNOWLEDGES THAT IT HAS READ AND UNDERSTOOD THE FOREGOING AND HAS AGREED TO SUBMIT DISPUTES ARISING OUT OF MATTERS INCLUDED IN THIS SECTION 9.13 TO NEUTRAL ARBITRATION.

                  The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by their mutual agreement or mediation pursuant to Section 9.12, shall be submitted to final and binding arbitration in Orange County, California before JAMS/ENDISPUTE or its successor pursuant to the United States Arbitration Act, 9 U.S.C., Sec. 1 et seq. Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS/ENDISPUTE, with a copy to the other party. The arbitration will be conducted in accordance with the provisions of JAMS/ENDISPUTE's Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties will cooperate with JAMS/ENDISPUTE and with one another in selecting an arbitrator from JAMS/ENDISPUTE's panel of neutrals, and in scheduling the arbitration proceedings. The parties covenant that they shall participate in the arbitration in good faith, and that they shall share equally in its costs. The provisions of this Section

9.13 may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys fees, to be paid by the party against whom enforcement is ordered.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                   /s/ Arthur J. Salerno
                                   -----------------------------------
                                   ARTHUR J. SALERNO


                                   /s/ Kathleen P. Salerno
                                   -----------------------------------
                                   KATHLEEN P. SALERNO




                                   GLOBAL HEALTH SUB, INC.

                                   By: /s/ Donald J. Lewis
                                      --------------------------------
                                      Name: Donald J. Lewis
                                      Title: Chief Financial Officer